UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

Procera Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33691	33-0974674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4121 Clipper Court, Fremont, California		94538
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 230-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Effective April 15, 2013, (i) Procera Networks, Inc. (“Procera”) and GENBAND US LLC and GENBAND Ireland Ltd. (collectively “GENBAND”) terminated their Master OEM Purchase and Sales Agreement, dated July 19, 2012 (“OEM Agreement”), and (ii) Procera and GENBAND US LLC terminated their letter agreement, dated July 19, 2010 (the “Letter Agreement”). Under the OEM Agreement, GENBAND affiliates were permitted to purchase Procera’s software and hardware products, as well as procure licenses and services related to such products from Procera, all on specified pricing terms. In addition, GENBAND was authorized to sell Procera products under the Procera or GENBAND name and branding either as a complete solution or as integrated with hardware procured by GENBAND in accordance with either Procera’s or GENBAND’s specifications. Under the OEM Agreement, GENBAND also had a source code license to Procera product software and was permitted to create and sell derivative products, subject to payment of agreed-upon royalties. Under the Letter Agreement, Procera agreed to advise GENBAND of the receipt of certain acquisition proposals related to Procera and GENBAND had the right to nominate an individual for appointment and election to Procera’s board of directors.

The termination of the OEM Agreement and the Letter Agreement was effected pursuant to the execution of a transition agreement between Procera and GENBAND. The transition agreement permits GENBAND to continue to perform its functions for existing customers, as provided under the OEM Agreement, for the remainder of the current service term, and further provides that Procera will continue to provide support or maintenance to GENBAND’s existing customers under or in connection with the OEM Agreement and for which GENBAND previously submitted a purchase order. Under the transition agreement, Procera and GENBAND also agreed to promptly enter into a reseller arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2013	Procera Networks, Inc.

	By:	/s/ Charles Constanti

Charles Constanti Chief Financial Officer and Principal Accounting Officer